Exhibit 12
                                                                     ----------

                             Chesapeake Funding LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                              Period from
                                                                                                             June 24, 1999
                                                                                                              (inception)
                                                    Nine Months Ended                 Year ended                through
                                                      September 30,                  December 31,             December 31
                                              -----------------------------  ----------------------------   ---------------
                                                   2002           2001           2001            2000            1999
                                              --------------  -------------  -------------  -------------   ---------------
Earnings available to cover fixed charges:
Income before income taxes                    $      63,671   $      74,168  $      97,793  $      82,130   $      36,412
Plus: Fixed charges                                  49,401         100,717        115,722        172,764          71,776
                                              --------------  -------------  -------------  -------------   ---------------
Earnings available to cover fixed charges     $     113,072   $     174,885  $     213,515  $     254,894   $     108,188
                                              ==============  =============  =============  =============   ===============


Fixed charges:
Interest expense                              $      49,401   $     100,717  $     115,722  $     172,764   $      71,776
                                              --------------  -------------  -------------  -------------   ---------------
Total fixed charges                           $      49,401   $     100,717  $     115,722  $     172,764   $      71,776
                                              ==============  =============  =============  =============   ===============

Ratio of earnings to fixed charges                     2.29x          1.74x          1.85x           1.48x           1.51x
                                              ==============  =============  =============  =============   ===============

